EXHIBIT 99.1

Selective Reports First Quarter 2016 Net Income per Diluted Share of $0.63 and Operating
Income1 per Diluted Share up 38% to $0.66

In the first quarter of 2016:

•	Net premiums written grew 9%
•	GAAP combined ratio was 92.2%
•	Statutory combined ratio was 90.7%
•	After-tax net investment income increased 11%
•	Total return on equity was 10.3% and operating return on equity[1] was 10.8%

Branchville, NJ – May 4, 2016 – Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported its financial results for the first quarter ended March 31, 2016. Net income per diluted share was $0.63 for the quarter, compared to $0.69 in 2015 which included realized gains of $0.21 driven by last year’s strategic reallocation within our equity portfolio. Operating income1 per diluted share grew 38% in the quarter to $0.66, compared to $0.48 in 2015. The increase in operating income was driven by improved underwriting results and net investment income. Book value per share increased by 11% from the first quarter of 2015, to $25.61.

“We generated a profitable first quarter statutory combined ratio of 90.7%, or 87.9% excluding catastrophe losses,” said Gregory E. Murphy, Chairman and Chief Executive Officer. “Our growth in the first three months of the year was strong. Overall net premiums written increased 9% driven by solid renewal pure price increases of 3.1% and increased retention in standard lines, and stable overall new business production.”

Murphy added, “We continue to demonstrate our ability to outperform industry growth rates and drive sustainable profitability in a competitive market. This quarter’s results are a clear indication of our competitive advantages. We have true franchise value with ‘ivy-league’ distribution partners, a unique field model coupled with sophisticated underwriting and claims capabilities, and a commitment to providing superior customer experience through our best-in-class employees.”

Consolidated Financial Results $ in millions, except per share data	Quarter Ended March 31,		Change
	2016	2015
Net premiums written	$565.4	$518.1	9%
Net premiums earned	$522.5	$476.1	10%
Net investment income earned	$30.8	$26.9	14%
Net realized (losses) gains, pre-tax	$(2.7)	$18.9	(114)%
Total revenues	$551.5	$523.9	5%
Operating income[1]	$38.8	$27.4	41%
Net realized (losses) gains, net of tax	$(1.8)	$12.3	(114)%
Net income	$37.0	$39.7	(7)%
Statutory combined ratio	90.7%	93.0%	(2.3) pts
Catastrophe losses	2.8 pts	5.3 pts	(2.5) pts
Non-catastrophe property losses	12.7 pts	14.9 pts	(2.2) pts
(Favorable) prior year statutory reserve development on casualty lines	(3.3) pts	(4.2) pts	0.9 pts
GAAP combined ratio	92.2%	94.5%	(2.3) pts
Operating income per diluted share[1]	$0.66	$0.48	38%
Net income per diluted share	$0.63	$0.69	(9)%
Weighted average diluted shares	58.5M	57.7M	1%
Book value per share	$25.61	$23.11	11%

1Operating income differs from net income by the exclusion of realized gains and losses on investments. Management, analysts, and investors use operating income as an important financial measure because of the largely discretionary timing of realized investment gains and losses on sales in any given period and the distorted analysis of trends created by the charges to earnings from these realized investment gains and losses and other-than-temporary investment impairments. Operating income is not intended as a substitute for net income prepared in accordance with U.S. generally accepted accounting principles (GAAP). A reconciliation of operating income to net income is provided in the Consolidated Financial Results table. Statutory data is prepared in accordance with statutory accounting rules defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

Note: All amounts included in this release exclude intercompany transactions.

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 Operating Highlights

Standard Commercial Lines

Standard Commercial Lines premiums, which represent 80% of total net premiums written, were up 10% compared to first quarter last year, driven by excellent 85% retention, strong renewal pure price increases of 2.8%, and stable new business production. The quarter’s statutory combined ratio of 89.7% was in-line with the prior year period and included favorable prior year casualty reserve development of 4.5 points, compared to 5.7 points a year ago. Catastrophe losses added 2.9 points to the combined ratio, down from 5.1 points in the first quarter of 2015.

Standard Commercial Lines $ in millions, statutory results	Quarter Ended March 31,		Change
	2016	2015
Net premiums written	$455.1	$415.3	10%
Net premiums earned	$402.9	$365.5	10%
Statutory loss & loss expense ratio	55.2%	56.5%	(1.3) pts
Statutory underwriting expense ratio	34.1%	32.8%	1.3 pts
Statutory dividends to policyholders ratio	0.4%	0.4%	- pts
Statutory combined ratio	89.7%	89.7%	- pts
GAAP combined ratio	92.3%	91.8%	0.5 pts

Standard Personal Lines

Standard Personal Lines premiums, which represent 11% of total net premiums written, decreased 5% compared to the first quarter of 2015. The decline was primarily driven by new business that was on par with a year ago but not sufficient to offset premium that was not retained. Retention of 82% remained consistent with the prior-year period and renewal pure price was strong at 5.1%.

The statutory combined ratio in the first quarter for Standard Personal Lines was 90.6%, which included 3.2 points of catastrophe losses and compared favorably to last year’s 105.1%, which included 8.7 points of catastrophe losses. Non-catastrophe property losses were 10.1 points lower in the first quarter of 2016 than in the first quarter of 2015.

Standard Personal Lines $ in millions, statutory results	Quarter Ended March 31,		Change
	2016	2015
Net premiums written	$62.0	$65.0	(5)%
Net premiums earned	$70.2	$72.5	(3)%
Statutory loss & loss expense ratio	56.5%	73.5%	(17.0) pts
Statutory underwriting expense ratio	34.1%	31.6%	2.5 pts
Statutory combined ratio	90.6%	105.1%	(14.5) pts
GAAP combined ratio	87.7%	103.4%	(15.7) pts

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Excess and Surplus Lines

Our Excess and Surplus lines business, which represents 9% of net premiums written, reported a 28% increase in net premiums written in the quarter driven by a 3.3% price increase for this segment of business coupled with higher audit premium. The statutory combined ratio in the first quarter improved by 3.7 points to 98.4%.

Excess & Surplus Lines $ in millions, statutory results	Quarter Ended March 31,		Change
	2016	2015
Net premiums written	$48.3	$37.8	28%
Net premiums earned	$49.4	$38.1	30%
Statutory loss & loss expense ratio	68.9%	67.7%	1.2 pts
Statutory underwriting expense ratio	29.5%	34.4%	(4.9) pts
Statutory combined ratio	98.4%	102.1%	(3.7) pts
GAAP combined ratio	97.1%	104.1%	(7.0) pts

Investment Income

After-tax investment income in the first quarter was $24 million, up 11% compared to a year ago. Results for fixed income, equities, and alternative investments improved compared to the first quarter of 2015 and the after-tax portfolio yield increased to 1.8%, from 1.7%. Fixed income investment income benefited from a higher invested asset base and new money rates that modestly exceeded our expectation.

Investments $ in millions, except per share data	Quarter Ended March 31,		Change
	2016	2015
Invested assets per dollar of stockholders’ equity	$3.50	$3.72	(6)%
Net investment income earned, after-tax	$23.6	$21.2	11%
Net investment income per share	$0.40	$0.37	8%
Effective tax rate	23.4%	21.2%	2.2 pts
Average yields:
Fixed Income Securities:
Pre-tax	2.7%	2.8%	(0.1) pts
After-tax	2.0%	2.1%	(0.1) pts
Portfolio:
Pre-tax	2.4%	2.2%	0.2 pts
After-tax	1.8%	1.7%	0.1 pts

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Balance Sheet

Balance Sheet $ in millions, except per share data	March 31,	December 31,	Change
	2016	2015
Total assets	$7,022.5	$6,904.4	2%
Investment portfolio	$5,163.9	$5,089.3	1%
Debt	$388.3	$388.2	-
Statutory surplus	$1,461.3	$1,426.3	2%
Stockholders’ equity	$1,476.0	$1,398.0	6%
Book value per share	$25.61	$24.37	5%

The increase in book value per share reflects net income of $0.63 and a $0.77 increase in unrealized investment gains, partially offset by $0.15 in shareholders’ dividends.

Selective’s Board of Directors declared a $0.15 per share quarterly cash dividend on common stock payable June 1, 2016, to stockholders of record as of May 16, 2016.

Guidance

After one quarter of better-than-expected results, we are maintaining our full year expectations as follows:

•	A statutory combined ratio excluding catastrophes of approximately 91%, which assumes no additional prior year casualty reserve development;
•	Catastrophe losses of 3.5 points;
•	After-tax investment income of approximately $100 million; and
•	Weighted average shares of approximately 58.5 million.

The supplemental investor package, including financial information that is not part of this press release, is available on the Investor Relations’ page of Selective’s public website at www.selective.com. Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET on Thursday, May 5, 2016 at www.selective.com. The webcast will be available for rebroadcast until the close of business on Monday, June 6, 2016.

About Selective Insurance Group, Inc.

Selective Insurance Group, Inc. is a holding company for ten property and casualty insurance companies rated “A” (Excellent) by A.M. Best. Through independent agents, the insurance companies offer standard and specialty insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.selective.com.

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Forward-Looking Statements

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA"). The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely” or “continue” or other comparable terminology. These statements are only predictions, and we can give no assurance that such expectations will prove to be correct. We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:

•	difficult conditions in global capital markets and the economy;
•	deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;
•	ratings downgrades could affect investment values and, therefore, statutory surplus;
•	the adequacy of our loss reserves and loss expense reserves;
•	the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods and fires;
•	adverse market, governmental, regulatory, legal or judicial conditions or actions;
•	the concentration of our business in the Eastern Region;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•	changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states;
•	recent federal financial regulatory reform provisions that could pose certain risks to our operations;
•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s and Fitch;
•	our entry into new markets and businesses; and
•	other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time-to-time. We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investors section of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

Investor Contact:	Media Contact:
Dale A. Thatcher	Jamie M. Beal
973-948-3000	973-948-1234
investor.relations@selective.com	jamie.beal@selective.com

Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, New Jersey 07890
www.selective.com

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